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Exhibit 99.1

CONTACT:
George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
 http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR'S CHAIRMAN AND FOUNDER, LEON LEVINE, RETIRES;
HOWARD R. LEVINE IS NAMED CHAIRMAN AND
R. DAVID ALEXANDER, JR. IS NAMED PRESIDENT;
BOARD OF DIRECTORS INCREASES CASH DIVIDEND

        MATTHEWS, NC, January 16, 2003—Family Dollar Stores, Inc. (NYSE: FDO), announced that Howard R. Levine, President and Chief Executive Officer of the Company, has been named Chairman of the Board. He succeeds his father, Leon Levine, the founder of the Company who is retiring at age 65.

        Howard R. Levine, age 44, initially was employed by the Company from 1981 to 1987. He rejoined the Company in April 1996 and was named President and Chief Operating Officer in April 1997 and President and Chief Executive Officer in August 1998. In making the announcement, Leon Levine, who will hold the title of "Founder and Chairman Emeritus", stated that: "Howard has been involved with Family Dollar from his early years and the experience he has gained makes him uniquely qualified to succeed me as Chairman of the Board. With this experience the transition is now complete, and I am confident that he, together with the outstanding management team we have in place and more than 39,000 dedicated Associates, will continue to build upon our Company's record of profitable growth. When I opened the first Family Dollar store more than 43 years ago, I never could have imagined that all of us would achieve so much together. I have had a full and rewarding career with Family Dollar. It has been an extraordinary journey, and now as Founder and Chairman Emeritus I look forward to following what I know will be continued success for our Company."

        Howard R. Levine stated that: "Leon Levine is one of the giants of the retail discount industry. Since he opened the first Family Dollar store in 1959, he has been our leader in building one of the fastest growing and most profitable retail chains in the country. He also is my Dad. From the time I was old enough to remember he took me on many business trips and he gave me invaluable life lessons that I carry today. All of us at Family Dollar will be forever grateful to him for his vision, his leadership and his dedication to the success of our Company."

        The Company also announced that R. David Alexander, Jr., Executive Vice President and Chief Operating Officer of the Company, has been named to succeed Howard R. Levine as President. Mr. Alexander, age 46, joined the Company as Senior Vice President of Distribution and Transportation in 1995, and was promoted to Senior Vice President of Distribution and Logistics in 1997. His responsibilities expanded to include the Company's real estate operations in 1999 when he was promoted to Executive Vice President-Supply Chain and Real Estate, and store operations in 2000 when he was promoted to Chief Operating Officer.

        Howard R. Levine commented that: "Family Dollar has reported 27 consecutive quarters of record sales and earnings on a comparable quarter basis. During this period, David has assumed increasing responsibilities, and his efforts have been instrumental in producing such outstanding results. David's leadership ability is a great asset to our Company, and I am delighted that he is succeeding me as President."

        The Company also reported that at today's Annual Meeting of Stockholders the following were elected to serve on the Board of Directors: Howard R. Levine, Chairman of the Board and Chief Executive Officer of the Company; George R. Mahoney, Jr., Executive Vice President-General Counsel

and Secretary of the Company; Mark R. Bernstein, Retired Partner in the law firm of Parker, Poe, Adams & Bernstein, L.L.P.; Sharon Allred Decker, President of Doncaster, a division of The Tanner Companies; Glenn A. Eisenberg, Executive Vice President-Finance and Administration of The Timken Company; and James G. Martin, Corporate Vice President of Carolinas HealthCare System and former Governor of North Carolina. At the Annual Meeting, Stockholders also approved a proposal to amend the Company's 1989 Non-Qualified Stock Option Plan to increase by 6,000,000 the number of shares of Common Stock available for issuance under the Plan, and ratified the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

        The Company also announced that the Board of Directors today declared a quarterly cash dividend on the Company's Common Stock of $.07 1/2 per share, payable April 15, 2003, to shareholders of record at the close of business on March 14, 2003. The quarterly cash dividend of $.07 1/2 per share is an increase of 15.4% from the preceding quarterly cash dividend of $.06 1/2 per share. The dividend increase represents the twenty-seventh consecutive year that the dividend has been increased.

        With 4,712 stores in 42 states, Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over 40 years. Offering a consistent selection of brand name and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

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  Exhibit 99.1